Exhibit 99.1

For more information, contact:
Christopher J. Sternberg
Sr. Vice President, Corporate Communications
502-261-4934

PAPA JOHN’S NAMES JUDE THOMPSON
PRESIDENT AND CHIEF OPERATING OFFICER

Founder Chairman John Schnatter to continue in CEO role

LOUISVILLE, KY – April 23, 2009 – Papa John's International, Inc. (NASDAQ: PZZA) today announced the appointment of Joseph Jude Thompson as President and Chief Operating Officer. Thompson will continue on the Papa John’s Board of Directors where he has served since February 2008, and in his new role will report to Founder and Chairman John Schnatter, who at the Board’s request will continue as Chief Executive Officer, a role he returned to on an interim basis in December 2008.

“I am excited that Jude has accepted the offer to join our management team,” commented Schnatter. “Jude has been an invaluable asset to the entire Papa John’s system as he helped me lead the company during the last 120-day transition period.  I look forward to continuing our partnership together.”

In December, the company's Board of Directors formed a committee led by director William M. Street to undertake a search for a permanent Chief Executive Officer.  During the search process, Mr. Thompson served as the Board’s liaison to the Papa John’s management team, working closely with Mr. Schnatter and other members of Papa John’s leadership team.

“We evaluated many talented candidates during the search process,” commented Street.  “At the end of the day, the committee concluded that Mr. Thompson would make an outstanding addition to the management team.  This appointment positions us well from a succession standpoint, as Mr. Schnatter focuses on Research & Development/QA and sourcing quality ingredients while Mr. Thompson focuses on all other aspects of the day-to-day running of the business.”

From 2006 to 2008, Thompson served as Senior Vice President of WellPoint, Inc. (NYSE: WLP), and President, Individual Business, of Anthem Blue Cross and Blue Shield.  In this position, Mr. Thompson was responsible for all aspects of the company’s Individual Business unit in the 14 states served by WellPoint, which generated $5+ billion in revenue in 2007. Prior to that, Thompson held positions of increasing responsibility with Anthem Blue Cross and Blue Shield, a division of WellPoint, or its affiliates since 1989.

“I am excited to join the Papa John’s management team,” commented Thompson.  “We have a very talented group of franchise and corporate operators throughout the world who do an outstanding job delivering on our ‘Better Ingredients. Better Pizza’ brand promise to customers, every day.  As we celebrate our 25th anniversary and embark on our next 25 years, I look forward to working with our Founder and the entire system to keep this wonderful brand moving forward.”

Headquartered in Louisville, Kentucky, Papa John's is the world's third largest pizza company.  For nine years running, consumers have rated Papa John's No. 1 in customer satisfaction among all national pizza chains in the highly regarded American Customer Satisfaction Index (ACSI). Papa John's also ranks first among pizza companies in the 2008 Brand Keys Customer Loyalty Engagement Index, was honored by Restaurants & Institutions Magazine (R&I) with the 2008 Silver Award for Consumers’ Choice in Chains in the pizza segment, and was named 2007 Pizza Today Chain of the Year.  For more information about the company or to order pizza online, visit Papa John's at www.papajohns.com.

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